UNITED STATES

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DBV Technologies S.A.

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Press Release Montrouge, France, April 28, 2021

Ordinary and Extraordinary General Meeting of May 19, 2021 to be Held in Closed Virtual Session Due to COVID-19 Pandemic

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a clinical-stage biopharmaceutical company, announced that it will hold its Ordinary and Extraordinary General Meeting in a closed virtual session on May 19, 2021 at 2:00 p.m. CEST. In accordance with past General Meetings, the event will be conducted in French.

The Company values the safety of all shareholders and employees. In accordance with the provisions of Article 4 of Order no. 2020-321 of March 25, 2020 (amended and extended by Order No. 2020-1497 of December 2, 2020 and by Decree No. 2021-255 of March 9, 2021) adapting the rules for meetings and deliberations of the meetings and governing bodies of legal persons and entities without legal personality under private law due to COVID-19, the Board of Directors of the Company has decided that the General Meeting will be held in closed virtual session without the physical presence of the shareholders and any other person authorized to attend, at the Company’s registered office located at 177-181, avenue Pierre Brossolette - 92120 Montrouge.

How to participate in the General Meeting:

Consequently, the Company strongly encourages its shareholders to exercise their voting rights remotely before the General Meeting, either by using the single postal voting form, by proxy or by internet via the Votaccess website.

No admission card will be issued, and shareholders will only be able to exercise their voting rights remotely and prior to the General Meeting. The Company invites shareholders to refer to the participation conditions for the General Meeting included in the prior notice published in the BALO on April 14, 2021, the US definitive proxy statement filed with the SEC on April 26, 2021 and to regularly consult the section dedicated to the General Meeting on the Company’s website (https://www.dbv-technologies.com/fr/ under the heading “Investors & Media”), which may be updated to specify, if necessary, the definitive participation conditions for this General Meeting according to health and/or legal requirements that may arise after the publication of the present notice.

Written Questions:

Each shareholder has the right to ask written questions on the subjects that fall within the scope of the General Meeting. These written questions may be sent by email to investors@dbv-technologies.com, together with the certificate of account registration, and may be received by the Company until the second business day preceding the date of the General Meeting, i.e., until Monday, May 17, 2021.

Webcast of the General Meeting:

On May 19, 2021, starting at 2:00 p.m. CEST, the General Meeting will be webcast with live audio on the Company’s website https://www.dbv-technologies.com/fr/ in the “Events and Presentations” section. The results of the votes on the resolutions submitted to the vote of the meeting will also be presented on the basis of postal votes and proxies received by Societe Generale Securities Services until Saturday, May 15, 2021, 11:59 pm CEST. Shareholders will also be able to vote via Votaccess until Tuesday, May 18, 3:00 pm CEST.

Procedures for Obtaining Preparatory Documents for the General Meeting:

The preliminary notice (l’avis préalable) containing the detailed agenda, draft resolutions as well as instructions to participate and vote for this meeting was published in the French “Bulletin des Annonces Légales Obligatoires (BALO)” dated April 14, 2021 (n° 2100940). The notice of meeting (l’avis de convocation) stating the time and place of the meeting will be published in the BALO and in the Legal Gazette on May 3, 2021.

The preparatory documents for the General Meeting listed in article R. 225-73-1 of the French Commercial Code are posted on the Investors & Media section of the Company’s website located at: https://www.dbv-technologies.com/investor-relations/financial—information/annual-reports/

The documents for the General Meeting will also be made available to shareholders as of the date of the issuance of the convening notice. Thus, in accordance with applicable law and regulations:

•

Any shareholder holding registered shares may, until the fifth day prior to the General Meeting, request that the Company send them the documents required under articles L.225-115 and R.225-83 of the French Commercial Code, electronically at their express request. For shareholders holding bearer shares, the exercise of this right is subject to the submission of a certificate of participation in the bearer share accounts held by the authorized financial intermediary.

•	Any shareholder may consult the documents and information referred to in articles L.225-115 and R.225-83 of the French Commercial Code, which are available at the Company’s headquarters.

About DBV Technologies

DBV Technologies is developing Viaskin™, an investigational proprietary technology platform with broad potential applications in immunotherapy. Viaskin is based on epicutaneous immunotherapy, or EPIT™, DBV’s method of delivering biologically active compounds to the immune system through intact skin. With this new class of non-invasive product candidates, the Company is dedicated to safely transforming the care of food allergic patients. DBV’s food allergies programs include ongoing clinical trials of Viaskin Peanut. DBV Technologies has global headquarters in Montrouge, France and offices in Bagneux, France, and North American operations in Summit, NJ and New York, NY. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345), part of the SBF120 index, and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT).

DBV Investor Relations Contact

Anne Pollak

+ 1 (857) 529-2363

anne.pollak@dbv-technologies.com

DBV Media Contact

Angela Marcucci

+1 (646) 842-2393

angela.marcucci@dbv-technologies.com